Exhibit 12

                                           Idaho Power Company
                                   Consolidated Financial Information

                                   Ratio of Earnings to Fixed Charges

                                                                                             Twelve Months
                                              Twelve Months Ended December 31,                  Ended
                                                   (Thousands of Dollars)                    September 30,
                                           1990       1991       1992       1993       1994      1995
Computation of Ratio of Earnings to
 Fixed Charges:
   Consolidated net income               $ 69,241   $ 57,872   $ 59,990   $ 84,464   $ 74,930   $ 85,439

Income taxes:
  Income taxes (includes amounts charged
    to  other  income  and deductions)     26,418     24,321     24,601     38,057     35,307     47,505
   Investment  tax  credit adjustment      (3,184)    (3,177)    (1,439)    (1,583)    (1,064)       253

      Total  income  taxes                 23,234     21,144     23,162     36,474     34,243     47,758

Income  before  income  taxes              92,475     79,016     82,152    120,938    109,173    133,197

Fixed Charges:
   Interest  on  long-term debt            50,119     54,370     53,408     53,706     51,173     51,154
  Amortization of debt discount,
     expense  and  premium  -  net            309        374        392        507        567        567
    Interest  on  short-term  bank  loans   1,027        935        647        220      1,157      3,030
    Other  interest                         2,259      3,297      1,011      2,023      1,537      1,453
    Interest  portion  of  rentals            902        884        683      1,077        794        818

      Total  fixed  charges                54,616     59,860     56,141     57,533     55,228     57,023

Earnings  -  as  defined                 $147,091   $138,876   $139,293   $178,471   $164,401   $190,220

Ratio  of  earnings  to  fixed charges      2.69X      2.32X      2.48X      3.10X      2.98X      3.34X